As filed with the Securities and Exchange Commission on January 17, 1997

                                                 Registration No. 333-________
==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549
                       ------------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                       ------------------------------
                         QUAKER CHEMICAL CORPORATION
           (Exact name of registrant as specified in its charter)

        Pennsylvania                                  23-0993790
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                         QUAKER CHEMICAL CORPORATION
                             Elm and Lee Streets
                           Conshohocken, PA 19428
                               (610) 832-4000
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Karl H. Spaeth, Esquire
                             Corporate Secretary
                         Quaker Chemical Corporation
                             Elm and Lee Streets
                           Conshohocken, PA  19428
                               (610) 832-4000
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                       ------------------------------

                                  Copy to:
                           Ramon R. Obod, Esquire
                     Fox, Rothschild, O'Brien & Frankel
                             2000 Market Street
                                 10th Floor
                           Philadelphia, PA  19103
                      ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                      CALCULATION OF REGISTRATION FEE

                                     Proposed      Proposed
                                     maximum       maximum
Title of                             offering      aggregate       Amount of
Securities to be   Amount to be      price         offering       registration
registered         registered        per unit      price(1)           fee
----------------   ------------      --------      ----------     ------------
Common Stock,      500,000 shares    $17.0625      $8,531,250        $2,586
$1.00 par value
per share

(1) For purposes of computing the filing fee, the proposed maximum aggregate offering price has been computed in accordance with Rule 457(c) based on the average of the high and low prices for Common Stock reported on the New York Stock Exchange on January 13, 1997.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

               SUBJECT TO COMPLETION, DATED JANUARY 17, 1997

PROSPECTUS
----------

                         QUAKER CHEMICAL CORPORATION
         Dividend Reinvestment and Direct Common Stock Purchase Plan
                       ______________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
           BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       ______________________________


This Prospectus relates to 500,000 shares of Common Stock par value $1.00 per share, (the "Common Stock") of Quaker Chemical Corporation (the "Company") to be offered for purchase under this Dividend Reinvestment and Direct Common Stock Purchase Plan (the "Plan").

Shares of Common Stock offered hereby will, at the option of the Company, represent newly issued shares, shares held in the treasury of the Company or shares purchased in the open market by an independent agent of the Company.
If issuing newly issued or treasury shares, the price of the Common Stock so issued will be the average of the daily high and low prices of the Common Stock for the five trading days immediately preceding the date the shares are to be issued as reported on the New York Stock Exchange. If the Common Stock is purchased in the open market, the price will be the prevailing market price at the time of purchase. See "Investment Date and Pricing." Participants will not incur brokerage fees or commissions in connection with purchases of Common Stock. See "Costs to Participants."

                       ______________________________


              The date of this Prospectus is January __, 1997.



Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                            AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549 and at the following regional offices of the Commission:
Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. The Company files its reports and other information electronically with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of such site is http:\\www.sec.gov. The Common Stock is listed on the New York Stock Exchange, and reports, proxy statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the securities registered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all aspects by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Company are hereby incorporated, as of their respective filing dates, by reference in this
Prospectus:

(a) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1996;

(b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

(c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on August 2, 1996 with the Commission.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

The Company will furnish without charge to each person, including any beneficial owner to whom this Prospectus is delivered, on the written request of such person, a copy of any or all of the documents described above (other than exhibits to such documents). Requests in writing or by telephone should be directed to the Company's Investor Relations Department at Quaker Chemical Corporation, Elm and Lee Streets, Conshohocken, PA 19428, telephone number (610) 832-4119.

                                 THE COMPANY

The Company, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of high-quality chemical specialty products and a provider of fluid management services for industrial customers, primarily steel, automotive, and can makers around the globe.

                               USE OF PROCEEDS

The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be purchased under the Plan or the aggregate amount of net proceeds that the Company will receive for any newly issued or treasury shares of Common Stock purchased under the Plan. The Company will not receive any net proceeds from the sale of shares of Common Stock which are acquired pursuant to the Plan in the open market. All of the net proceeds from the sale of any newly issued or treasury shares of Common Stock will be used for the general corporate purposes of the Company.

                                  THE PLAN

The Plan was authorized by the Company's Board of Directors on December 18, 1996. The text of the Plan is set forth below.

                     PURPOSE AND DESCRIPTION OF THE PLAN

The Plan is a convenient and low-cost way for new investors to make an initial investment in the Common Stock of the Company and to allow existing shareholders an economical way to increase their holdings of Common Stock.
The Plan is administered by American Stock Transfer & Trust Company (the "Plan Administrator"), the Company's transfer agent. This Prospectus describes the Plan in detail and should be read carefully before deciding to participate.

Participation is entirely voluntary and no advice or recommendation is being given relative to the decision to join the Plan. However, should a potential Participant decide to take advantage of the benefits available under this Plan, an enrollment form and reply envelope are enclosed.

                         ADVANTAGES TO PARTICIPANTS

Participation in the Plan provides an economical means for Participants to obtain or increase their holdings of Common Stock either through initial investment, the reinvestment of dividends, or through optional cash purchases without brokerage commissions or transaction expenses.

Persons not presently owning shares of Common Stock may become Participants by making an initial cash investment of at least $300.00 but no more than the maximum in any calendar year of $24,000.00 to purchase shares under the Plan.

The Participant's funds are used to purchase both full and fractional shares, carried out to three decimal places. All shares are credited to an account in the Participant's name and held in book-entry form.

Easy to read statements of the Participant's year-to-date account activity will be sent to the Participant after each investment transaction.

The Participant may withdraw his or her holdings of Common Stock at any time or may request the Plan Administrator to sell the Participant's shares.

The Plan offers a stock safekeeping service whereby Participants may deposit their Common Stock certificates with the Plan Administrator and have their ownership of such Common Stock maintained on the Plan Administrator's records as part of their account.

Regular investments provide for the benefits associated with dollar-cost averaging.

Participants may make transfers or gifts of Common Stock at no charge.

The Plan provides for an automatic monthly withdrawal of funds from a Participant's checking or savings account at a qualified financial institution. The Participant simply completes and signs an automatic debit enrollment form, provides the necessary information, together with a voided blank check or checking or savings account deposit slip, and designates the amount and the account from which the funds are to be withdrawn each month.

                               ADMINISTRATION

The Plan Administrator will purchase and hold shares of Common Stock acquired under the Plan, keep records, send statements of account activity to Participants, and perform other duties related to the Plan. Participants may contact the Plan Administrator by writing to:

                   American Stock Transfer & Trust Company
                   Dividend Reinvestment Department
                   40 Wall Street, New York, NY  10005

or by telephoning the Plan Administrator at 1-800-278-4353. Customer Service Representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time.

                                 ELIGIBILITY

Any person or entity, whether or not a holder of record of shares of Common Stock of the Company, is eligible to participate in the Plan, provided that:
(i) such person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures" and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company or the Participant.

                            ENROLLMENT PROCEDURES

Participants who are Shareholders of Record

A registered holder of the Company's Common Stock not currently enrolled in the Plan, may commence reinvestment of dividends by returning the enrollment form to the Plan Administrator. Shareholders of record may also choose to send in an optional cash purchase for at least $300.00, but not more than the maximum in any calendar year of $24,000.00 (see "Methods of Investment"). If you are already a registered shareholder, your account registration appears on the form, and you should be sure to sign exactly as your name appears on your stock certificates.

Initial Investments for Persons Who Do Not
Presently Own Shares of Common Stock

If you are not already a registered shareholder of the Company and wish to become a shareholder and Participant in the Plan, it will be necessary for you to enclose an initial investment with an enrollment form to commence purchases. Initial cash payments may be in any amount not less than $300.00 nor more than $24,000.00 and must accompany the form. All initial cash payments should be made by check or money order made payable to American Stock Transfer & Trust Company in U.S. dollars. Third-party checks are not accepted. All checks must be drawn on a U.S. bank, in U.S. currency. All checks should be mailed to the Plan Administrator at the address listed on the enrollment form.

                          DIVIDEND PAYMENT OPTIONS

Choosing either of the following options still entitles the Participant to take advantage of the Optional Cash Purchase feature:

    1. Reinvest All Dividends (FULL) - This option will allow the Plan Administrator to apply all dividends due the Participant toward the purchase of additional shares of Common Stock of the Company.

    2. Reinvest None and Receive A Check For Dividends - This option does not provide for the reinvestment of any dividends due the Participant. All dividends will be sent to the Participant in the form of a check for all the Participant's shares whether held by the Participant in certificate form or held in the Participant's Plan account in book-entry form.

                            METHODS OF INVESTMENT

Check Investment

In addition to increasing the Participant's holdings of the Common Stock through the reinvestment of dividends, the Participant may also send the Plan Administrator periodic investments in the form of a check or money order ("Optional Cash Purchase"). The check or money order must be made payable to American Stock Transfer & Trust Company in U.S. dollars. Third-party checks are not accepted. All checks must be drawn on a U.S. bank, in U.S. currency. All checks should be sent to the Plan Administrator at the address listed on the Optional Cash tear-off form attached to each statement the Participant receives or, if making an investment when enrolling, with the enrollment form. Optional Cash Purchases may be made once in any calendar business week (Monday through Friday) in any amount not less than $300.00 (in U.S. dollars), subject to the annual maximum of $24,000.00. If you are not a registered shareholder and are a first-time investor, the initial investment must be for at least $300.00 and cannot exceed the $24,000.00 annual maximum.

Automatic Investment from a Bank Account

As an alternative to sending checks for Optional Cash Purchases, the Plan provides for an automatic monthly withdrawal of funds from a Participant's checking or savings account at a qualified financial institution. The Participant simply completes and signs an automatic debit enrollment form, provides the necessary information, together with a voided blank check or checking or savings account deposit slip, and designates the amount and the account from which the funds are to be withdrawn each month.

Participants may change or terminate an automatic monthly withdrawal of funds by completing and submitting to the Plan Administrator a new automatic debit enrollment form; provided, however, that to be effective with respect to a particular Investment Date, as defined herein, the new automatic debit enrollment form must be received by the Plan Administrator no later than two weeks prior to the Investment Date. Also, a Participant can cancel any payment scheduled to be made by automatic debit, provided such request is received by the Plan Administrator at least two business days prior to the date of the debit.

Whether participating through the use of check/money orders or through the debit feature, the minimum of $300.00 with an annual maximum Optional Cash Purchase limit of $24,000.00 applies.

                         INVESTMENT DATE AND PRICING

The Company may issue newly issued or treasury shares pursuant to the Plan or it may obtain the shares of Common Stock to be issued under the Plan from open market purchases. If making open market purchases, on the 15th day of each month (the "Investment Date"), the Plan Administrator will attempt to purchase Common Stock of the Company at prevailing market prices in the open market through a registered broker-dealer.

The Plan Administrator will commingle all funds received from Participants whether from initial investments or Optional Cash Purchases from registered shareholders and reinvested Company-paid dividends toward the purchase of Common Stock, provided such funds were received by the Plan Administrator no later than at least two business days preceding the Investment Date. If the 15th day of the month is not a day on which the New York Stock Exchange is open, then the investment will occur on the next succeeding business day. When the Company pays a cash dividend for that week's Optional Cash Purchases, the dividend payment date will be the Investment Date.
Shares purchased for a Participant with respect to a particular Investment Date will be credited to a Participant's account at the average price per share of all shares purchased.

The price of newly issued or treasury shares of Common Stock purchased from the Company will be the average of the daily high and low prices of the Common Stock for the five trading days immediately preceding the applicable dividend payment or Investment Date, as the case may be, reported on the New York Stock Exchange.

Funds received from automatic monthly withdrawals will be invested only on the last Investment Date (the "Last Investment Date") of each month. Participants' accounts will be debited two business days preceding the Last Investment Date. Optional Cash Purchases not received before two business days preceding an Investment Date will not be invested until the next succeeding Investment Date, generally in the following week after receipt.

No interest is paid on amounts held pending investment. Participants may request a return of any uninvested Optional Cash Purchase provided such request is received by the Plan Administrator no later than two business days before the Investment Date.

                            COSTS TO PARTICIPANTS

There are no initiation fees, brokerage commissions, service charges, or other regular expenses to be paid by a Participant. All costs of administration of the Plan, including the fees of the Plan Administrator and any brokerage fees or commissions in connection with the purchase of Common Stock, will be paid by the Company. However, Participants requesting the Plan Administrator to sell some or all of a Participant's shares will be charged an administrative service charge of $7.50 plus applicable brokerage commissions per request.

                              SHARE SAFEKEEPING

The Plan provides a stock deposit feature to eliminate the need for Participants to hold physical stock certificates. If a Participant currently holds physical stock certificates and would like to combine these shares with his or her shares held in book-entry form, the Participant must send the Plan Administrator the stock certificates and a letter of instructions. There is no charge for this service. The certificates do not need to be endorsed. Stock certificates should be sent by certified or registered/insured mail or by some other safe means as the Participant bears the risk of loss in transit.

              REPORTS TO PARTICIPANTS CONCERNING ACCOUNT STATUS

Each time there is investment activity in a Participant's account, the Participant will receive a statement that shows the amount invested, purchase/sale price, and the number of shares purchased/sold. A Participant should ensure that the Plan Administrator is promptly notified of any address change. In addition, each Participant will receive copies of the same communications sent to all other holders of Common Stock of the Company, such as annual reports and proxy statements. Participants will also receive any Internal Revenue Service ("IRS") information returns if so required.

                  REQUESTING THE ISSUANCE OF A CERTIFICATE

The Participant may obtain a certificate (at no cost) for some or all of his or her shares at any time by simply requesting the Plan Administrator to withdraw shares from the Participant's Plan balance. The Participant may make such a request by using the tear-off form attached to the account statement. Certificates are normally issued to Participants within five business days of receipt of the request. Withdrawing shares from the Participant's account balance does not affect the Participant's dividend option (i.e., dividends will continue to reinvest if previously elected on the enrollment form).

                       SELLING SHARES THROUGH THE PLAN

Shares held in a Participant's Plan account can be sold on the Participant's behalf at any time by simply using the tear-off portion of the account statement for this purpose. Upon receipt of a request to sell some or all of a Participant's shares, the Plan Administrator will process the sale on the open market within five business days of receipt and remit the proceeds to the Participant, less an administrative charge of $7.50 plus applicable brokerage commissions. Proceeds are normally paid by check and are distributed to the selling Participant within three business days after the sale takes place on the open market.

                        TERMINATION OF PARTICIPATION

A Participant can stop reinvesting dividends at any time, provided the Participant notifies the Plan Administrator on or before the 10th business day preceding a dividend payment date. If the Participant's request to cease dividend reinvestment is received after the 10th business day preceding a dividend payment date, then the dividends will be reinvested for the applicable dividend, and the account will not be closed out until after the shares have been allocated to all Participants as a result of the dividends being reinvested. A Participant wishing to cease dividend reinvestment can do so by either requesting that a new enrollment form be sent, and the Participant can change his or her option to "Reinvest None and Receive A Check For Dividends" while still keeping his or her shares in a book-entry account with the Plan Administrator, or the Participant can request all shares be issued in the form of a stock certificate and a check issued for the value of any fractional share amount. Alternatively, Participants can also request all shares be sold on the open market and a check be remitted for the net proceeds of all full and fractional shares.

               STOCK SPLIT, STOCK DIVIDEND OR RIGHTS OFFERING

Any dividends in Common Stock or split shares distributed by the Company to Plan Participants will be added to the Plan book-entry balance. Participants can also request physical certificates. A statement will be mailed to all Participants indicating the number of shares/dividends earned as a result of the transaction. In the event of a rights offering, the Participant will receive rights based upon the total number of whole shares owned whether the shares are held in the form of a physical certificate or held in book-entry form.

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

                       IMPORTANT TERMS AND CONDITIONS

Insufficient Funds

In the event that any check is returned unpaid for any reason or a Participant's predesignated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of such purchase null and void and shall immediately remove from the Participant's account any shares already purchased upon the prior credit of such money. The Plan Administrator shall thereupon be entitled to sell any such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant's account necessary to satisfy the uncollected balance.

Tax Information

Participants in the Plan are advised to consult their own tax advisor with respect to the tax consequences of participation in the Plan (including federal, state, local, and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

If a Participant has failed to furnish a valid taxpayer identification number to the Plan Administrator, unless the Participant is exempt from the withholding requirements described in Section 3406 of the Internal Revenue
Code of 1986, as amended (the "Code"), then the Plan Administrator must withhold 31% from the amount of dividends, the proceeds of the sale of a fractional share, and the proceeds of any sale of whole shares. In addition, if a new Participant fails to certify that such Participant is not subject to withholding interest and dividend payments under Section 3406(a)(1)(D) of the Code, then 31% must be withheld from the amount of dividends, and the remaining amount of dividends will be reinvested. In the case of foreign Participants whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends, and the remaining amount of dividends will be reinvested. Dividends reinvested under the Plan will be treated in the same manner as if the Participant had received the dividends in the form of cash and as such are reportable on Form 1099-D.

Voting Shares

A Participant will be sent a proxy card representing both the shares for which the Participant holds physical certificates and the shares held in the Participant's account. Such shares will be voted as indicated by the Participant on the returned proxy card. Fractional shares will be voted. If the proxy card is returned signed by the Participant and no voting instructions are given with respect to any item thereon, all of the Participant's shares will be voted in accordance with the recommendations of the Company's management. This is the same procedure that is followed for all other shareholders who return proxy cards and do not provide instructions. If the proxy card is not returned, or if it is returned unsigned by the registered owner(s), none of the Participant's shares will be voted.

Responsibilities of the Plan Administrator and the Company

The Company and the Plan Administrator reserve the right to suspend, modify, or terminate the Plan at any time. All Participants will receive notice of any such suspension, modification, or termination. Upon termination of the Plan, certificates for whole shares held in a Participant's account will be issued, and a cash payment will be made for any fractional share.

All questions as to the validity, form, eligibility, and acceptance of all payments to or under the Plan will be determined solely by the Company, which determinations will be final and binding. No alternative, conditional, or contingent payments will be accepted. The Company reserves the absolute right to reject any or all payments for any reason. The Company also reserves the right to waive any

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

irregularities or conditions, and the Company's interpretations of the terms and conditions of the Plan shall be final and binding.

The Plan Administrator also reserves the right to terminate any Participant's account that does not own at least one whole share. In the event a Participant's account is terminated in this regard, a check for the cash value of the fractional share will be sent to the Participant, and the account will be closed.

                           LIMITATION OF LIABILITY

Neither the Plan Administrator nor the Company will be liable for any act or omission to act, done in good faith, including, without limitation, any claim of liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death along with a request to terminate participation from a qualified representative of the deceased and (ii) with respect to the prices at which shares are purchased for the Participant's account and the times such purchases are made.

Participants should recognize that neither the Plan Administrator nor the Company can assure them of a profit or protect them against a loss on shares purchased by them under the Plan.

Although the Company contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of the Board of Directors of the Company and will depend upon future earnings, the financial condition of the Company, and other factors.

                       FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO NON-FOREIGN SHAREHOLDERS PARTICIPATING IN THE PLAN. SINCE THIS IS ONLY A SUMMARY AND SINCE STATE AND LOCAL TAX LAWS MAY VARY, A SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN.

In general, Participants who reinvest cash dividends under the Plan will have the same federal income tax consequences with respect to their dividends as shareholders who are not Participants in the Plan. On each dividend payment date, Participants will be treated as having received a distribution equal to the cash dividend reinvested. Generally, such distribution will be taxable to Participants as ordinary dividend income to the extent of such Participant's share of the Company's current or accumulated earnings and profits for federal income tax purposes. The amount, if any, of such distribution in excess of such earnings and profits will reduce a Participant's tax basis in the shares of Common Stock with respect to which such distribution was received and, to the extent in excess of such basis, will result in capital gain. Certain corporate Participants may be entitled to a dividends-received deduction with respect to amounts treated as ordinary dividend income. Corporate Participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction.

A Participant reinvesting cash dividends or making a supplemental cash payment under the Plan will also be treated as having received a distribution (taxable in the manner described above for Participants reinvesting dividends) equal to the Participant's pro rata share of brokerage fees or commissions, if any, paid by the Company upon the purchase of shares under the Plan. Participants, however, should not be treated as receiving an additional distribution based upon their pro rata shares of the Plan administration costs paid by the Company. There can be no assurance, however, that the IRS will agree with this position. The Company has no present plans to seek a ruling from the IRS on this issue.

Shares, or any fraction thereof, of Common Stock purchased with reinvested cash dividends will have a tax basis equal to the amount of such reinvested dividends, increased by any related brokerage fees or commissions treated as a dividend to the participant. Shares or any fraction thereof purchased with supplemental cash payments will have a tax basis equal to the amount of such payments, increased by the amount of related brokerage fees or commissions, if any, treated as a distribution of additional compensation to the Participant. Such shares or any fraction thereof purchased under the Plan will have a holding period beginning on the day following the Investment Date.

Participants will not recognize any taxable income when they receive certificates for whole shares credited to their accounts, either upon their request for such certificates or upon withdrawal for or termination of the Plan. Participants, however, may recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by Participants themselves after receipt of certificates for shares from the Plan. In addition, Participants may recognize gain or loss when they receive cash payments for fractional shares credited to their account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference, if any, between the amount which the Participant receives for his or her shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the Participant sells less than all of his or her shares). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holding period for such shares or fractional share exceeds one year.

Dividends which are reinvested pursuant to the Plan may be subject to the "backup withholding" tax generally applicable to dividends unless the Participant provides the Company with the Participant's taxpayer identification number or is otherwise exempt from "backup withholding."

                         THE COMPANY'S CAPITAL STOCK

The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $1.00 par value and 10,000,000 shares of Preferred Stock, $1.00 par value. As of December 31, 1996, there were 8,593,569 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Holders of Common Stock acquired on or prior to May 6, 1987 are entitled to 10 votes per share of Common Stock held on such date. Holders of shares of Common Stock acquired after May 6, 1987 are entitled to one vote per share acquired after such date until such shares are held for 36 consecutive months, at which time each such share of Common Stock is entitled to 10 votes.
Holders of Common Stock are not entitled to cumulative voting in the election of directors.

                                LEGAL MATTERS

The validity of the newly issued shares of Common Stock offered hereby will be passed upon for the Company by Fox, Rothschild, O'Brien & Frankel, 2000 Market Street, Philadelphia, PA 19103. Alex Satinsky, a director of the Company, is a partner in such law firm.

                                   EXPERTS

The consolidated financial statements included in the Company's Annual Report on Form 10-K at and for each of the three years in the period ended December 31, 1995, and incorporated by reference in the Registration Statement, have been audited by Price Waterhouse LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                           TABLE OF CONTENTS

                                                                   Page
                                                                   ----
AVAILABLE INFORMATION .............................................  2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...................  2
THE COMPANY .......................................................  3
USE OF PROCEEDS ...................................................  3
THE PLAN ..........................................................  3
PURPOSE AND DESCRIPTION OF THE PLAN ...............................  3
ADVANTAGES TO PARTICIPANTS ........................................  3
ADMINISTRATION ....................................................  4
ELIGIBILITY .......................................................  4
ENROLLMENT PROCEDURES .............................................  4
DIVIDEND PAYMENT OPTIONS ..........................................  5
METHODS OF INVESTMENT .............................................  5
INVESTMENT DATE AND PRICING .......................................  6
COSTS TO PARTICIPANTS .............................................  6
SHARE SAFEKEEPING .................................................  6
REPORTS TO PARTICIPANTS CONCERNING ACCOUNT STATUS .................  7
REQUESTING THE ISSUANCE OF A CERTIFICATE ..........................  7
SELLING SHARES THROUGH THE PLAN ...................................  7
TERMINATION OF PARTICIPATION ......................................  7
STOCK SPLIT, STOCK DIVIDEND OR RIGHTS OFFERING ....................  7
IMPORTANT TERMS AND CONDITIONS ....................................  8
LIMITATION OF LIABILITY ...........................................  9
FEDERAL INCOME TAX CONSEQUENCES ...................................  9
THE COMPANY'S CAPITAL STOCK ....................................... 10
LEGAL MATTERS ..................................................... 10
EXPERTS ........................................................... 10

                        QUAKER CHEMICAL CORPORATION

                            --------------------

        Dividend Reinvestment and Direct Common Stock Purchase Plan

                            --------------------

                              500,000 Shares

                               Common Stock


                                PROSPECTUS
                                ----------


                         ______________ __, 1997



       ------------------------------------------------------------

No dealer, salesman, or any other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the financial condition and affairs of the Company since the date of this Prospectus.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth all expenses payable by the Company in connection with the sale of the Common Stock being registered:

    Registration fee              $ 2,586
    Printing expenses               3,000
    Legal fees and expenses        10,000
    Accounting fees and expenses    2,500
    Miscellaneous                   2,500
                                  -------
         Total                    $20,586

Item 15.  Indemnification of Directors and Officers

    Sections 1741 through 1750 of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, (the "PBCL") contain, among other things, provisions for mandatory and discretionary indemnification of a corporation's directors, officers, and other personnel.

    Under Section 1741, unless otherwise limited by its by-laws, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) to which any of them is a party or threatened to be made a party by reason of his being a representative, director, or officer of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust, or other enterprise if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

    Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 with respect to any claim, issue or matter as to which a director or officer has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a director or officer is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

    Section 1743 provides that indemnification against expenses is mandatory to the extent that the director or officer has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Sections 1741 or 1742.

    Section 1744 provides that unless ordered by a court, any indemnification under Sections 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of directors and officers is proper because the director or officer met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or, if obtainable, and a majority of disinterested directors so directs, by independent legal counsel or by the shareholders.

    Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the Subchapter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

    Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the PBCL.

    Sections 1748 and 1749 apply to the indemnification and advancement of expenses contained in the Subchapter to successor corporations resulting from consolidation, merger, or division and to service as a representative of such corporations or of employee benefit plans.

    Section 1750 provides that the indemnification and advancement of expenses granted pursuant to the Subchapter, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of that person.

    Section 7.1 of the Company's By-laws contains provisions allowing for indemnification of directors and officers to the extent permitted under Subchapter D of Chapter 17 of the PBCL.

Item 16.  Exhibits

     The following exhibits are filed herewith or incorporated by reference.

4-1 Articles of Incorporation -- Incorporated by reference to Exhibit 3(a) to Form 10-Q as filed by the Company for the quarter ended March 31, 1987.

4-2 By-Laws -- Incorporated by reference to Exhibit 3(b) to Form 10-Q as filed by the Company for the quarter ended June 30, 1993.

4-3 Shareholder Rights Plan -- Incorporated by reference to Form 8-K as filed by the Company on February 20, 1990.

5-1  Opinion of Fox, Rothschild, O'Brien & Frankel.

23-1 Consent of Price Waterhouse LLP.

23-2 Consent of Fox, Rothschild, O'Brien & Frankel (See Exhibit 5-1).

99-1 Enrollment Forms for the Dividend Reinvestment and Direct Common Stock
     Purchase Plan.

Item 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Conshohocken, Commonwealth of Pennsylvania on the 18th day of December, 1996.

                         QUAKER CHEMICAL CORPORATION

                         By: /s/ RONALD J. NAPLES
                             --------------------------------
                             Ronald J. Naples
                             President and Chief
                             Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                        Title                       Date
---------                        -----                       ----

/s/ RONALD J. NAPLES             President, Chief            December 18, 1996
----------------------------     Executive Officer
Ronald J. Naples                 and a Director

/s/ THOMAS F. KIRK               Vice President and          December 18, 1996
----------------------------     Chief Financial Officer
Thomas F. Kirk

/s/ PETER A. BENOLIEL            Chairman of the             December 18, 1996
----------------------------     Board of Directors
Peter A. Benoliel

/s/ JOSEPH B. ANDERSON, JR.      Director                    December 18, 1996
----------------------------
Joseph B. Anderson, Jr.

/s/ PATRICIA C. BARRON           Director                    December 18, 1996
----------------------------
Patricia C. Barron

/s/ WILLIAM L. BATCHELOR         Director                    December 18, 1996
----------------------------
William L. Batchelor

/s/ LENNOX K. BLACK              Director                    December 18, 1996
----------------------------
Lennox K. Black

/s/ EDWIN J. DELATTRE            Director                    December 18, 1996
----------------------------
Edwin J. Delattre

/s/ ROBERT P. HAUPTFUHRER        Director                    December 18, 1996
----------------------------
Robert P. Hauptfuhrer

/s/ FREDERICK HELDRING           Director                    December 18, 1996
----------------------------
Frederick Heldring

/s/ ROBERT H. ROCK               Director                    December 18, 1996
----------------------------
Robert H. Rock

/s/ ALEX SATINSKY                Director                    December 18, 1996
----------------------------
Alex Satinsky

                              INDEX TO EXHIBITS

Exhibit
Number         Description
-------        -----------

5-1            Opinion of Fox, Rothschild, O'Brien & Frankel

23-1           Consent of Price Waterhouse LLP

23-2           Consent of Fox, Rothschild, O'Brien & Frankel
               (See Exhibit 5-1)

99-1 Enrollment Forms for the Dividend Reinvestment and Direct Common Stock Purchase Plan